EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to use of our report dated February 24, 2004, with respect to the consolidated balance sheet of Drexler Technology Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine month period then ended, incorporated herein by reference.

/s/ KPMG LLP

Mountain View, California

March 15, 2004